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                                                                  EXHIBIT 23





                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Westminster Capital, Inc.:

We consent to incorporation by reference in the registration statement No. 33-21177 on Form S-8 of Westminster Capital, Inc. of our report dated March 1, 1997, relating to the consolidated statements of financial condition of Westminster Capital, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Westminster Capital, Inc.

                                                       KPMG Peat Marwick LLP

Los Angeles, California
March 24, 1997